SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Pilot Network Services Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    721596104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 721596104                    13G                          Page 2 of 17
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Trustees of General Electric Pension Trust
    I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
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                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          450,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       450,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    450,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.27% (8.28% if aggregated with the shares beneficially owned by General
           Electric Capital Corporation)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 721596104                    13G                          Page 3 of 17
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Investment Corporation, as Investment Manager of GEPT (as defined below)
    I.R.S. #22-2152310
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          450,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       450,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    450,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.27% (8.28% if aggregated with the shares beneficially owned by General
           Electric Capital Corporation)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 721596104                    13G                          Page 4 of 17
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Company
    I.R.S. #14-0689340
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Disclaimed (see 9 below)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Disclaimed (see 9 below)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Disclaimed (see 9 above)                                                 |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Not applicable (see 9 above)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 721596104                    13G                          Page 5 of 17
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Capital Corporation
    I.R.S. #13-1500700
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       700,000
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          None
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             700,000
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    700,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.01% (8.28% if aggregated with the shares beneficially owned by the Trustee of General Electric Pension Trust and General Electric Investment Corporation)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 721596104                    13G                          Page 6 of 17
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Capital Services, Inc. (formerly known as General Electric Financial Services, Inc.)
    I.R.S. #06-1109503
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Disclaimed (see 9 below)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          None
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Disclaimed (see 9 below)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Disclaimed (see 9 above)                                                 |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Not applicable (see 9 above)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS") and General Electric Capital Corporation, a New York corporation and a wholly owned subsidiary of GECS ("GECC") on February 17, 1999 (as amended, the "Schedule 13G"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and may be deemed to be the beneficial owner of 450,000 shares of Common Stock of Pilot Network Services Inc. ("the Issuer") owned by GEPT. GEPT, GEIC, GECC and GECS each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by GECC. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The items from the Schedule 13G are hereby amended to read as follows:

Item 4      Ownership

                                          GEPT         GEIC          GE

(a)  Amount beneficially owned          450,000      450,000     disclaimed

(b)  Percent of class                    3.27%        3.27%      disclaimed

(c)  No. of shares to which person
     has

     (i)   sole power to vote or
           direct the vote                None         None         None

     (ii)  shared power to vote or
           direct                       450,000      450,000     disclaimed

     (iii) sole power to dispose
           or to direct disposition       None         None         None

     (iv)  shared power to dispose
           or to direct disposition     450,000      450,000     disclaimed

                                          GECC               GECS

(a)  Amount beneficially owned          700,000           disclaimed

(b)  Percent of class                    5.01%            disclaimed

(c)  No. of shares to which person
     has

     (i)   sole power to vote or
           direct the vote              700,000           disclaimed

     (ii)  shared power to vote or
           direct                         None               None

     (iii) sole power to dispose
           or to direct disposition     700,000           disclaimed

     (iv)  shared power to dispose
           or to direct disposition       None               None

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

            |_|

Item 10     Certification

            Not applicable

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GENERAL ELECTRIC PENSION TRUST
                                    By: General Electric Investment
                                    Corporation, its Investment Manager


                                    By:  /s/ Michael M. Pastore
                                       ---------------------------------
                                         Name:  Michael M. Pastore
                                         Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GENERAL ELECTRIC INVESTMENT CORPORATION


                                    By:  /s/ Michael M. Pastore
                                       ---------------------------------
                                         Name:  Michael M. Pastore
                                         Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GENERAL ELECTRIC COMPANY


                                    By:  /s/ John H. Myers
                                       ---------------------------------
                                         Name:  John H. Myers
                                         Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GENERAL ELECTRIC CAPITAL CORPORATION


                                    By:  /s/ Michael E. Pralle
                                       ---------------------------------
                                         Name:  Michael E. Pralle
                                         Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                    By:  /s/ Michael E. Pralle
                                       ---------------------------------
                                         Name:  Michael E. Pralle
                                         Title: Vice President

                                POWER OF ATTORNEY

      The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

      Name of Attorney:

                        Michael A. Gaudino
                        J. Gordon Smith
                        Michael E. Pralle
                        Paul J. Licursi

      Each attorney shall have the power and authority to do the following:

      To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

      And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

      Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

      Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

      IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                        General Electric Capital Services, Inc.

      (Corporate Seal)
                        By:   /s/ Nancy E. Barton
                              ------------------------------------------
                              Nancy E. Barton, Senior Vice President

Attest:

/s/ Brian T. MacAnaney
--------------------------------------------
Brian T. McAnaney, Assistant Secretary

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Pilot Network Services Inc. is being filed on behalf of each of the undersigned.

Dated:  February 14, 2000

                                    GENERAL ELECTRIC PENSION TRUST
                                    By: General Electric Investment
                                    Corporation, its Investment Manger

                                    By:  /s/ Michael M. Pastore
                                       ---------------------------------
                                         Name:  Michael M. Pastore
                                         Title: Vice President


                                    GENERAL ELECTRIC INVESTMENT CORPORATION

                                    By:  /s/ Michael M. Pastore
                                       ---------------------------------
                                         Name:  Michael M. Pastore
                                         Title: Vice President


                                    GENERAL ELECTRIC COMPANY

                                    By:  /s/ John H. Myers
                                       ---------------------------------
                                         Name:  John H. Myers
                                         Title: Vice President

                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By:  /s/ Michael E. Pralle
                                       ---------------------------------
                                         Name:  Michael E. Pralle
                                         Title: Vice President


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By:  /s/ Michael E. Pralle
                                       ---------------------------------
                                         Name:  Michael E. Pralle
                                         Title: Attorney-in-Fact

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

  The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker